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                            (O.I. CORPORATION LOGO)
       P.O. BOX 9010   COLLEGE STATION, TEXAS 77842-9010   (979) 690-1711
                               FAX: (979) 690-0440

                                                              Investor Relations
                                                     Bruce Lancaster / V.P., CFO

NEWS RELEASE

                           O.I. CORPORATION ANNOUNCES
                         RESULTS FOR FIRST QUARTER 2007

College Station, Texas, May 15, 2007 - O.I. Corporation (NASDAQ: OICO) today reported results for the three months ending March 31, 2007.

FOR THE FIRST QUARTER ENDED MARCH 31, 2007

Revenue declined 6.0% to $7,342,000 for the first quarter of 2007, compared to $7,809,000 for the same period of the prior year. The net loss for the quarter totaled $362,000, compared to net income of $622,000 for the first quarter of 2006. O.I. recorded a diluted loss per share of $0.13 in the first quarter of 2007 compared to diluted earnings per share of $0.21 during the same period of 2006.

J. Bruce Lancaster, Vice President and Chief Financial Officer commented:

"We are very disappointed to report a quarterly loss for the first time in five years. As we previously disclosed, costs incurred in connection with the stock option investigation conducted during the first quarter totaled approximately $1,250,000. This major expense negatively impacted our earnings for the quarter.

"In addition, we recorded service revenues of $408,000 during the first quarter of 2006 associated with billings under the Wyle contract for development of a Total Organic Carbon Analyzer for use on the International Space Station. This contract was completed during 2006, so our 2007 service revenues declined in comparison to last year, also reducing our 2007 earnings.

"After consideration of these unusual items, earnings from our core operations were in line with those for the first fiscal quarter of 2006. Despite our loss during this difficult quarter, we ended March in a very strong financial position with $12,707,000 in cash and investments, total assets of $29,346,000 and equity of $23,651,000. I am pleased that our financial strength has allowed us to continue our quarterly dividend to our shareholders and we will continue to explore other means to improve shareholder value.

"In addition to the expense associated with the stock option investigation, this process served as a distraction to both our management team and Board of Directors. We look forward to focusing our resources on operational activities in the months ahead."

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Dr. Don Segers, Acting President of O.I., noted:

"Our product revenues held steady during the first quarter, primarily because of significant MINICAMS sales we shipped under an order to the U.S. Army during the first quarter, completing the bulk of our commitment under the contract we announced on May 17, 2006. Our higher sales in this product line offset lower sales of products sold in the domestic environmental testing market. We continue to see minimal growth in this area.

"Billings under the U.S. Army contract announced March 19 of this year for development of an inexpensive Total Organic Carbon detector should commence during the second quarter and favorably impact our service revenues over the balance of the year.

"In looking to the future, we are developing new technologies in each of our major product lines and remain optimistic about the potential for the mass spectrometer technology we are developing based on ion-CCD detectors. While we are confident the technologies we are developing will enhance future revenues, these long-term projects are unlikely to culminate in revenue generating products prior to 2009. During the interim period, the costs associated with product development will continue to be reflected as R&D expense, which we anticipate to remain at current levels.

"We are working to expand our organic growth opportunities and will also explore prospective acquisitions that complement our existing product lines which assess the quality of the air we breathe and the water we drink."

                                O.I. CORPORATION
                              FINANCIAL HIGHLIGHTS

                                          Three Months Ended
                                               March 31
                                       -----------------------
                                          2007         2006
                                       ----------   ----------
Net revenues                           $7,342,000   $7,809,000
(Loss) income before income taxes      $ (464,000)  $  888,000
(Benefit) provision for income taxes   $ (102,000)  $  266,000
Net (loss) income                      $ (362,000)  $  622,000
Weighted average shares, basic          2,862,000    2,859,000
Basic (loss) earnings per share        $    (0.13)  $     0.22
Weighted average shares, diluted        2,862,000    2,940,000
Diluted (loss) earnings per share      $    (0.13)  $     0.21

O.I. Corporation, dba OI Analytical, provides innovative products used for chemical analysis. The Company develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. The Company provides products used to digest, extract, and separate components of chemical mixtures. The Company provides application-specific

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solutions for the environmental, defense, pharmaceutical, food, beverage, petrochemical, chemical, semiconductor, power generation, and HVAC industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by direct sales, independent sales representatives, and distributors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Statements in this release regarding expected future results are forward looking statements that are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to: those factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed May 15, 2007 and our Annual Report on Form 10-K filed April 2, 2007. Readers are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward looking statements to reflect subsequent events or circumstances. The inclusion of any statement in this release does not constitute an admission by the company or any other person that the events or circumstances described in such statement are material.

                   Visit the Company's worldwide web site at:
                               HTTP://WWW.OICO.COM